UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2017

STG GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36149	46-3134302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11091 Sunset Hills Road, Suite 200
Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

(703) 691-2480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 24, 2017, STG Group, Inc. (the “Company”), together with STG, Inc. (“Administrative Borrower”), Access Systems, Incorporated (“Access”), STG Group Holdings, Inc. (“Parent,” and, together with the Company, Administrative Borrower and Access, the “STG Parties”), entered into a Limited Forbearance to Credit Agreement (the “Forbearance Agreement”) with MC Admin Co LLC, as administrative agent (the “Administrative Agent”), and the requisite lenders party thereto, relating to that certain Credit Agreement, dated as of November 23, 2015 (the “Credit Agreement”).

Pursuant to the terms of the Forbearance Agreement, the Administrative Agent and the Required Lenders agreed that they will forbear, during the Forbearance Period (as defined below), from exercising rights and remedies (including enforcement and collection actions) related to the STG Parties’ failure to comply with covenants related to the fixed charge coverage ratio, consolidated EBITDA and the senior secured leverage ratio, in each case for the fiscal quarter ended December 31, 2016 (the “Specified Financial Covenants”).

The forbearance period (the “Forbearance Period”) under the Forbearance Agreement will expire on the earliest to occur of:

•	the date on which any event of default occurs other than with respect to the Specified Financial Covenants;
•	the date on which any STG Party makes any payment or prepayment of any claims that are junior or subordinated to the obligations under the Credit Agreement; or
•	March 31, 2017.

Under the terms of the Forbearance Agreement, the STG Parties have agreed to pay an additional two percent (2%) per annum in interest on the amount outstanding under the loans under the Credit Agreement from January 1, 2017, until the earlier of (1) the date on which all loans under the Credit Agreement are repaid and (2) the date on which the non-compliance with the Specified Financial Covenants is waived by the lenders.

In connection with the Forbearance Agreement, the Company has agreed to pay a fee of up to $750,000 to the Administrative Agent, to be paid pro rata among the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STG GROUP, INC.

Date: March 2, 2017	/s/ Charles L. Cosgrove
Charles L. Cosgrove
Chief Financial Officer